UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 6, 2021

Date of Report (Date of earliest event reported)

FINGERMOTION, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-55477	20-0077155
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1460 Broadway New York, New York	10036
(Address of principal executive offices)	(Zip Code)

(347) 349-5339
Registrant’s telephone number, including area code

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol (s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (Section 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Section 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

SECTION 7 – REGULATION FD

Item 7.01 Regulation FD Disclosure

On December 6, 2021, FingerMotion, Inc. (“FingerMotion” of the “Company”) issued a news release to announce that its subsidiary, Shanghai JiuGe Information Technology Co., Ltd. (“JiuGe Technology”) and Munich Re, a large global reinsurer, formed a collaborative research alliance in extending behavioral analytics to enhance understanding of morbidity and behavioral patterns in the China market, with the goal of creating value for both insurers and the end insurance consumers through better technology, product offerings and customer experience. JiuGe Technology’s proprietary technology platform called “Sapientus”, a provider of behavior intelligence specialized in insurance, is the Analytic Innovation Development arm of FingerMotion. Through knowledge exchange among the joint team’s domain experts in insurance, actuarial and data science, the two parties set out to push the envelope of innovation and achieve previously unattainable insights through mining of behavioral patterns and distinctive features with linkages to key risk drivers and product economics, focusing on life and health insurance.

The exclusive collaboration combines the deep market knowledge and experience of Munich Re and Sapientus’ capabilities in systematizing and dissecting a wide and heterogeneous variety of data with the aim of extracting insights to drive better claim management decisions and increase underwriting efficacy, as well as discern potential behavioral shifts and risk tendencies. Adopting a multifaceted analytic approach, Munich Re and Sapientus look to jointly explore new angles on morbidity & behavioral pattern studies, including the identification of novel predicting factors and development of cluster models to discern categorical cohorts with specific propensities or of particular interest in the context of insurance, such as healthcare access and utilization patterns.

This initial step marks the beginning of a journey to be embarked together between Munich Re and Sapientus, leveraging both parties’ extensive industry experience and technical expertise to make practical use of behavioral analytics in the areas of customer profiling, risk assessment and product customization. Operating on Sapientus’ proprietary behavioral analytics platform powered by a diverse and expansive dataset and advanced modeling capabilities, driven by guidance and feedback from Munich Re on methodologies, direction and outcome of the study, this collaborative effort could facilitate more refined customer segmentation and preferred risk selection, as well as more intelligent claims and fraud management solutions with game-changing implications for Munich Re’s insurer clients and the wider industry in the near future.

“Joining forces with FingerMotion’s Sapientus division in this collaborative research study adds yet another dimension to Munich Re’s overall digital transformation agenda. It is imperative that we continue to innovate and better our practices and products in serving our customers. Data analytics and tech innovations are the key ingredients and enabling tools that support us in our drive forward, generating more intelligent insurance solutions for our insurer partners and end consumers. Combining our joint creative and analytic talent, as well as deep bench knowledge and experience from the Sapientus and Munich Re teams, we are confident we will be able to stay ahead of the curve in this digital era and inject new perspectives valuable to the China insurance market”. says Eric Zhao, Munich Re China’s General Manager of Life & Health.

“We are very excited to work with a world-renowned partner in insurance”, said Martin Shen, CEO of FingerMotion, Inc. “Today’s news sets the stage for a longer-term strategic mission to reinvent the way we provide insurance to customers in the future and transform the overall industry. The trends in the market are clear - consumers demand an efficient insurance experience, both in terms of the application and claims process as well as product features and pricing. With our collaboration with Munich Re, we look forward to engaging and collectively innovating with insurers to uncover latent behavioral factors and the many possibilities of behavioral analytics for expanding the boundaries of product innovations, risk management and digital transformations. All the vital elements are in place. With our distribution platform that enables wide-scale marketing throughout China, a growing network of partners and ongoing accumulation of increasing data points and observations will further strengthen our analytic power and extend our reach, enabling us to aid in the industry’s effort to better stratify risks and contain moral hazard, ultimately augmenting the efficiency of the overall insurance system.”

A copy of the news release is attached as Exhibit 99.1 hereto.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit	Description
99.1	News Release dated December 6, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FINGERMOTION, INC.

DATE: December 6, 2021	By:	/s/ Martin J. Shen
Martin J. Shen CEO